                                                                     Exhibit 1.2

                                     BY-LAWS
                                  CHAPTER FIRST
                  DENOMINATION, DOMICILES, PURPOSE AND DURATION

                                      FIRST

The name of the Company is "ICA-FLUOR DANIEL". This denomination is followed by the words Sociedad de Responsabilidad Limitada de Capital Variable, or its abbreviation "S. de R.L. de C.V."

                                     SECOND

The purpose of the company is:

1.- The exploitation of diverse branches of engineering in all of the aspects of pure and applied research, comprising therefore the projection and the construction of all kinds of works and civil, industrial, electromechanic, maritime installations; especially, engineering in industrial processes, design and assembly of plants for the petrochemical, food, and automotive industries and in general industrial processes; mechanical studies and works and subsurface treatments; furnishing of all kinds of services, technical, economic and feasibility studies; planning, promotion and exploration, exploitation and use of natural resources and all kinds of development; the purchase and sale of instruments, machinery and equipment, parts and supplies for the industry.

2.- The provision of management services of projects, comprising the direction, supervision and coordination of works and of all the services inherent to same, such as supplying, subcontracts, administration and evaluation of works and in general control of the engineering and of the project and the construction; study, assessment and consulting in engineering, construction, marketing and financing, as well as the specific supply of basic and detailed engineering; design, calculation, planning and programming of all kinds of construction; the instrumentation of control systems and operation of plants and management systems.

3.- Integration of systems that comprise:

a) The provision of assessment, consulting and research services for the partial or total installation of equipment and computer systems for telecontrol, instrumentation, automation, testing and supervision of machinery and industrial processes in general.

b) The provision of consulting and technical, economic and feasibility studies related with the equipment and systems mentioned above and in the processes of production and testing of same, its parts and components, as well as the installation, adaptation, repair and testing of the equipment referred above.

c) The design, fabrication, installation, adaptation, training and instruction, sale, purchase, distribution, representation, importation, exportation and in general the commercialization of the equipment mentioned above, as well as the peripheral equipment, computer programs, electrical appliances and material, nuclear, mechanical, metallurgic and plastics, related with the industrial processes mentioned herein.

d) Carry out all kinds of activities for the research and technological development in the areas of electronics, computers, telecommunications and associated scientific and technical areas.

e) Provide classes, edit books, brochures, films and other means of communication, regarding technological information of any kind.

4.- The maintenance, operation, preservation and administration of all kinds of public works and services granted by concession whether municipal, state or federal.

5.- The representation or to act as a commissioned agent of Mexican or foreign civil or commercial entities related with any of the purposes mentioned herein, as well as the exportation and importation of goods, services and technologies.

6.- The execution of all acts or contracts that are necessary or useful to accomplish its purposes, including contracts of association and subscription of shares or partnership interests in civil or commercial entities, domestic or foreign, dedicated to any of the activities enumerated or that are related to same; as well as the financing for execution of works, on its own behalf or in association with associations or companies or financial or credit institutions, domestic or foreign.

7.- The issuance, acceptance and endorsement of all kinds of credit instruments and documents, including the granting of guarantees, endorsements and bonds as well as to guarantee the obligations of individuals or legal entities with whom it has commercial relations or common interest; the negotiation and execution of loan agreements and related products (including letters of credit), according to he prevailing commercial conditions of the market, with national and foreign financial institutions, the negotiation and execution of leasing and factoring agreements as deemed appropriate, purchase and sale of other currencies, including the placement of options or futures in connection with the same, and in general, any other transactions with financial resources similar to the ones mentioned above, including the placement of shares and other securities in the stock market, prior the authorization of the board of directors, if applicable.

8.- The acquisition of real and personal property necessary for its purposes, as well as the purchase and sale of all other property required therefore.

9.- To acquire by any means, use, exploit or grant by any instrument, patent rights, industrial designs and models, trademarks, and other rights of industrial or intellectual property, and in general perform any lawful industrial or commercial activity that does not require special authorization.

                                      THIRD

The domicile of the Company is Mexico City, Federal District, Mexico; however, it may establish offices, agencies and branches within the United Mexican States or abroad, and submit itself to conventional domiciles.

                                     FOURTH

The duration of the company is ninety nine years.

                                 CHAPTER SECOND
                      CAPITAL STOCK, PARTNERSHIP INTERESTS

                                      FIFTH

The capital stock is variable, with a minimum fixed capital of N$270,000.00 (TWO HUNDRED SEVENTY THOUSAND NEW PESOS), Mexican Currency, fully subscribed and paid, and with an unlimited variable portion.

Both the fixed minimum capital as well as the variable capital shall be represented by partnership interests, which in no event shall be less than two and a maximum equivalent to the number of partners which may not exceed fifty.

                                      SIXTH

I. The capital stock of the Company shall be divided in partnership interests, all of which shall be ordinary.

II. The partnership interests representative of the capital stock shall be divided into two series, Series "A" and Series "B". The Series "A" shall be subscribed by Mexican citizens or entities while the Series "B" may be freely subscribed. Since there are no restrictions on foreign investment that apply to the Company, any foreign person or entity may acquire 100% of its capital. In the event a foreign person or entity acquires partnership interests of the Series "A", from that moment on, such partnership interests shall be considered partnership interests of the Series "B".

III. The documents representing the partnership interests shall indicate the corresponding Series, and may be of a different value according to the capital each partner owns, and shall not be considered as negotiable instruments, and may only be assigned according to the provisions set forth herein, and those provided by the General Law of Commercial Companies, and shall be signed by the Chairman of the Board of Directors and by the Secretary of same, or in their absence, by any two directors.

      In the event any of the partners assign or acquire the partnership interest of another partner, or a portion thereof, or its value increase or decrease due to increases or decreases in the capital of the Company, according to the provisions set forth herein, the partnership interests shall reflect the new value.

IV. The Company shall maintain a special partners book in which the name, nationality, domicile and address of each one, indicating their contributions and the transmission of the partnership interests or portions thereof, including any lien on same or options granted regarding said partnership interests; the transmissions shall not have effect with regard to third parties until recorded in said book.

      V. In order for partners to assign their partnership interests, as well as for the admission of new partners, the approval by the Partnership Meeting pursuant to the sixth clause of these by-laws shall be necessary.

      The partners may not offer, sell, assign, mortgage, pledge, or encumber their partnership interests, or transfer any portion thereof without prior consent of the other partners, granted at a Partnership Meeting, pursuant to clauses fourteenth and fifteenth of these by-laws.

      Likewise, for the transmission of a partnership interest by a partner, the following provisions shall be followed:

      a) Those related with foreign investment and these by-laws, concerning the distribution of the capital, and shall obtain any applicable authorizations.

      b) No transfer of partnership interests shall be considered effective unless it is registered in the partnership registry and ratified in writing, by the Secretary of the Board of Directors, according to the provisions set forth herein.

      c) Notwithstanding the above, either partner may, without any restriction, sell or transfer its partnership interests to the other Partner, as well as to any of its Affiliates, subject to the other Partner's approval, which shall not to be unreasonably withheld; provided, however, such approval may be withheld if any interest in such Affiliate is owned by a competitor of such other Partner or any of its Affiliates and provided further that such Affiliate transferee shall agree that it will not cease to be an Affiliate of such transferor Partner unless, prior to ceasing to be an Affiliate, such Affiliate transferee transfers the partnership interest in favor of the previous partner or any of its Affiliates. If either Partner hereto sells or otherwise transfers all or any part of its partnership interests to an Affiliate pursuant to this paragraph, such selling Partner shall cause the party acquiring such partnership interests, as a condition of such acquisition, to agree to be bound by any agreements executed by the partners.

      d) In the event that Series "B" partners acquire Series "A" partnership interests, they must obtain, if necessary, the corresponding authorizations pursuant to the provisions in the area of foreign investment and other applicable provisions, or else, they must appoint a person that meets all applicable requirements, pursuant to the applicable provisions, so that this person acquires the partnership interests of the Series "A".

      e) It is expressly understood that any transfer of partnership interests, in violation of the provisions of this Section V, shall not be effective with respect to the company nor the partners, and therefore the acquirer shall not be acknowledged as a partner.

                                     SEVENTH

The increases and reductions of the capital of the company shall be subject to the following rules:

I. In capital increases:

A) Those provided for in the area of foreign investment and these by-laws shall be met, regarding the person or entity entitled to acquire or own the partnership interests representative of the capital.

B) The fixed minimum capital shall be increased in accordance with the provisions of the General Law of Commercial Companies.

C) The variable capital, in accordance with Articles 213 and 216 of the General Law of Commercial Companies, shall be increased, with no other formality than those provided by the Partners' Meeting, by means of affirmative vote of 100% of the capital, which minutes will not require certification.

D) In all cases, the partners shall have a pre-emptive right to subscribe said increases, in proportion to the percentage of their participation in the capital.

E) New increases may not be declared if the partnership interests previously issued are not fully paid.

II. In the reductions of capital:

A) Those provided for in the area of foreign investment and these by-laws shall be met, regarding the person or entity entitled to acquire or own the partnership interests representative of the capital.

B) The fixed minimum capital shall be decreased in accordance with the provisions of the General Law of Commercial Companies.

C) The variable portion shall be decreased upon resolution of the Partners, which minutes will not require certification.

D) The decreases in capital, in all cases, shall be carried out pursuant to the following proceeding:

1) Shall be made by whole portions, with a nominal value of N$100 (One Hundred New Pesos), at the value the respective Meeting resolves, taking into consideration the opinion of the external auditors of the company;

2) Once the reduction has been approved, the partners shall have the right to be reimbursed in proportion to the number of fractions of N$100 (One Hundred New Pesos) that comprise each partnership interest which they own, such right must be exercised within a term of 15 (fifteen) calendar days, counted as of the date in which the resolution was adopted, if they were present or represented, or of the publication in the Federal Official Gazette and in the newspaper in which such publication must be made, in accordance with these by-laws;

3) The notice referred to in the previous paragraph, shall be published in the Federal Official Gazette, and in the newspaper of widest circulation in the domicile of the company, when such domicile is not Mexico, Federal District;

4) If, within the stipulated term, a number of fractions of partnership interests are requested for reimbursement equal to the capital stock to be reduced, the reimbursement shall be made to those requesting same, complying at all times with the pre-emptive right mentioned above;

5) If requests for reimbursement by one or more partners exceed the approved reduction of capital stock, and after compliance with the pre-emptive right indicated in paragraph 2., the capital stock is still not reduced in the approved amount, then the reimbursements shall be made in proportion to the number of fractions of partnership interests offered in excess by each partner for such purpose, in the understanding that the reduction shall only be made in the approved amount;

6) If the requests for reimbursement are insufficient to complete the number of fractions of partnership interests which must be reimbursed, then those partnership interests whose reimbursement was requested, shall be reimbursed, and as concerns those who did not request such reimbursement or did not request same in the proportion corresponding to the number of fractions of partnership interests owned by them, they shall be designated by drawing made before a Notary or Licensed Broker, until the amount of the reduced capital stock is met.

All increase or reduction of the capital stock shall be recorded in the registry book which the Company shall keep for such purpose.

                                  CHAPTER THIRD
           DIRECTORS, EXECUTIVE COMMITTEE AND OFFICERS OF THE COMPANY

                                     EIGHTH

The administration of the Company shall be entrusted to a Board of Directors, which shall be formed by six members and their respective Alternates. The partnership interests of Series "A" at all times shall have the right to appoint three members of the Board of Directors and their respective Alternates, the partnership interests of Series "B" at all times shall have the right to appoint the other three members of the Board of Directors and their respective Alternates. The Directors appointed by the partners of a specific Series may only be replaced by the Alternate Directors appointed by the partners of such Series.

The Board of Directors shall designate from among its members the Director who shall serve as

Chairman, a position which he shall hold for one year through June 30, 1994 and which will be decided by partners of the Series "A"; the following twelve month period the position will be held by a Director appointed by the partners of the Series "B". In subsequent twelve month periods, the position of Chairman shall alternate annually between a Director named by Series "A" and a Director named by Series "B".

The Secretary shall also be named by the Board of Directors, and may be one of the Directors or not.

The Directors and their Alternates may be partners or not.

The members of the Board of Directors and their Alternates shall be designated by the Partnership Meeting and shall remain in office until their successors have been elected and take charge of their office.

                                      NINTH

The Board of Directors as a corporate body shall be entrusted with each and all of the business of the corporation; it shall perform all operations, acts and contracts related to the corporate purposes of same and shall represent the corporation before all persons and authorities, administrative, judicial and legislative, either civil, labor, criminal, or of any other nature; federal, local or municipal, with the following authority:

I. For lawsuits and collections, in terms of the first paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes of all the States of the Mexican United States, being authorized to exercise the authority which requires special clause under the law, in terms of article 2587 of the abovementioned Code and the corresponding articles of the Civil Codes of all the States of the Mexican United States, including but not limited to: desist, even from injunction (amparo) proceedings; to negotiate, compromise and submit to arbitration; to pose and answer interrogatories; to assign property, to recuse magistrates; to receive payments; to file criminal accusations and charges and to desist therefrom; and for any other acts expressly determined by the law.

II. To administer property in accordance with the second paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes of all the States of the Mexican United States.

III. To issue and execute all types of credit instruments, in terms of article 9 of the General Law of Negotiable Instruments and Credit Transactions.

IV. For acts of ownership, in terms of the third paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes of all the States of the Mexican United States.

V. In general, the authority and rights conferred by these by-laws or by the law, which are not reserved expressly to the partners.

VI. The Board of Directors may appoint a Delegate from among its members for the execution of concrete acts and may grant on behalf of the company, to any person, whether a member or not of the Board of Directors, general and special powers of attorney, having the authority to revoke in whole or in part the delegations made and powers granted, reserving always for itself the exercise of said powers of attorney.

                                      TENTH

The Board of Directors' Meetings shall be held at the domicile of the Company, or in any other place determined by the Board. The Board of Directors' Meetings shall be held, ordinarily, on the dates designated by the Board of Directors itself, or by the Partnership Meeting which elects the Board of Directors and, extraordinarily, as frequently as necessary, when convened by the Chairman, the Secretary of the Board of Directors or two of the Directors.

Calls shall be made, with at least 5 (five) calendar days prior to the meeting, by written communication at the domicile of each Director or sent by registered mail, return receipt requested, by telegram, telex or telecopy, stipulating the hour, date, place and Agenda.

To constitute quorum, at least four of the members of the Board of Directors must be present and the resolutions shall be adopted by the favorable vote of at least four of the Directors, including the case in which the approval of the following matters is required:

      (a) Adoption of any resolution with respect to any of the items listed in clause fourteenth;

      (b) Adoption or approval of and/or modification to any operating, capital or cash budget(s);

      (c) Adoption or approval of and/or modification to the Company's responsibility and authority matrix for employees and officers;

      (d) Bids for any project on a turnkey, lump sum or guaranteed maximum price basis for projects valued in excess of US $20 million;

      (e) Any project where there exists the potential for liability for consequential damages;

      (f)   Sale/disposition or purchase of real property;

      (g)   Granting of any powers of attorney to act on behalf of the Company;

      (h) Adoption or modification of the Company's internal policies and regulation including but not limited to changes of management organization;

      (i)   Adoption or modification of strategic plans of the Company;

      (j) Entering into an agreement or a commitment for the Company to borrow money, execute negotiable instruments or otherwise encumber property or incur debt, provided, however, the Executive Committee may authorize the execution of negotiable instruments with respect to matters in the ordinary course of business;

      (k) Entering into an agreement to bind the Company on any surety or guaranty contract;

      (l) Establishing or terminating any bank accounts, provided, however, the Executive Committee may authorize the execution of necessary bank accounts with respect to matters in the ordinary course of business;

      (m) Selection and change of any legal consultants to the Company, provided, however, the Executive Committee may select and/or change any legal consultants with respect to matters in the ordinary course of business;

      (n) Election and/or modification of any tax or accounting methods, policies and practices;

      (o) Discussion of tax strategies involving the Company and its Affiliates;

      (p) Approval of the terms of any agreement between the Company and a Party hereto or its Affiliate, or waiver of the terms thereof;

      (q)   The nature and amount of officer compensation;

      (r) The investment of the Company's capital in excess of the Company's necessary working capital;

      (s)   Purchase or sale of any asset valued in excess of US $500,000;

      (t) The appointment or removal of the Chief Executive Officer or other senior officers;

      (u) Pursuing any business opportunities which are outside of the Geographical Area and Markets that in such case are agreed upon by the partners in writing;

      (v)   Purchase or sale of real property.

If the number of Directors do not constitute a quorum, the meeting may be postponed periodically until a quorum is available.

Minutes shall be prepared, of all meetings of the Board of Directors, which shall be recorded in the corresponding Minutes' Book and shall be signed by the Chairman, the Secretary and the Examiner or Examiners who must be convened to all Meetings, as well as by a Director of the Series "A" and the Series "B" respectively.

                                    ELEVENTH

The day-to-day management of the Company shall be under the direction of an executive committee, which shall consist of four (4) or six (6) members (the "Executive Committee"). The Directors designated by the partners of the Series "A" shall designate half of the Executive Committee members and the Directors designated by the partners of the Series "B" shall designate the other half of the Executive Committee members.

The Executive Committee shall have such specific powers, duties and responsibilities as the Board of Directors may assign to it from time to time. Without in any manner diminishing or altering the powers, duties and responsibilities of the Executive Committee, such powers, duties and responsibilities shall include, but not be limited to, the following:

      (a) The Executive Committee shall be responsible for the general state of the business of the Company. The chief executive officer of the Company shall be responsible to the Executive Committee.

      (b) The Executive Committee shall have general authority for contracts with labor unions.

      (c) The Executive Committee shall approve employment contracts with managers, directors and senior officers of the Company prior to execution thereof by the Company.

      (d) The Executive Committee shall be responsible for making recommendations and rendering periodic progress reports concerning the Company as appropriate to the Board of Directors.

      (e) The Executive Committee shall designate persons who may draw against all bank accounts established pursuant to authorization by the Board of Directors.

The decisions of the Executive Committee shall be by unanimous vote with a majority present. In the event the Executive Committee is unable to reach a decision on a matter, then the members of the Executive Committee shall present the matter to the Board of Directors, who shall resolve the matter. The Executive Committee shall meet a minimum of four (4) times per year, and additionally at the call of any member of the Executive Committee or the Board of Directors. It is anticipated that the Executive Committee will meet monthly during the first year and in subsequent years pursuant to the schedule indicated by the Board of Directors.

The call for the Executive Committee meetings shall be given by the Board of Directors to each member at least two days in advance of said meeting by telegram, telex or facsimile transmission. Any member of the Executive Committee, the chief executive officer, or any director may submit items for inclusion in the agenda of the Executive Committee.

                                     TWELFTH

The partners or the Board of Directors may appoint the officers, employees and attorneys-in-fact which they deem convenient and determine, broaden or reduce their authority, duties and rights, with the understanding that the appointment or removal of the General Directors of the Company shall be reserved to the Partnership Meeting.

                                 CHAPTER FOURTH
                                   THIRTEENTH
                           SURVEILLANCE OF THE COMPANY

The surveillance of the Company shall be entrusted to one or more Inspectors and their corresponding Alternates, who may be partners or not, who shall have by analogy the rights and obligations conferred in articles 166 et seq. of the General Law of Commercial Companies and shall be in office until their successors have been elected and take charge of their offices.

                                  CHAPTER FIFTH
                                PARTNERS' MEETING
                                   FOURTEENTH

The Partnership Meeting is the supreme authority of the Company, which may hold Meetings of a single nature, having the authority to resolve on the matters listed in article 78 of the General Law of Commercial Companies and which are listed below:

      (a)   Increases or reductions of capital;

      (b) Authorization or issuance of additional partnership interests and assignment or other transfer of partnership interests by the Company;

      (c) Creation, alteration, adjustment or amendment to the partnership interests, creation of new partnership interests or special rights, privileges or conditions of the partnership interests;

      (d) Nomination and appointment of Directors, subject to the provisions of these By-Laws regarding the number of Directors and who appoints them;

      (e)   Removal of any Director;

      (f)   Declaration of dividends;

      (g) Purchase or sale of all or substantially all of the Company's assets;

      (h)   Any amendment of these By-Laws;

      (i) Payment of any Director fees and/or reimbursement of Director expenses;

      (j) Appointment of the Company's examiner and selection and change of any tax and accounting consultants to the Company;

      (k) Any partnership decision overriding the decision of the Board of Directors on any of the matters specified in the clause tenth of these By-Laws.

                                    FIFTEENTH

In order for a Meeting to be considered legally convened, it shall be necessary that more than 50% (fifty percent) of the capital stock be represented, and for its resolutions to be considered valid, the favorable vote of the majority of the capital represented shall be necessary, except that when the Meeting that has been convened resolves on the matters listed in the clause fourteenth, when the favorable vote of 100% of the capital shall be necessary.

                                    SIXTEENTH

Partners' Meetings shall be held in accordance with the following provisions:

I. They shall be held at the corporate domicile, except in case of force majeure or Acts of God; they shall be convened by the Chairman or the Secretary of the Board of Directors, by the Inspector or as provided in the General Law of Commercial Companies, by means of the publication of a call in the Official Daily of the Federation and, also, in the official newspaper or in the newspaper of widest circulation in the domicile of the company when such domicile is not Mexico, Federal District, with an anticipation of not less than 10 (ten) calendar days and not more than 60 (sixty) calendar days. In all cases, the call shall contain the date, hour, place of meeting, and the Agenda. A copy of the call shall be sent to the domicile of each partner, by telex, telecopy or telegram or registered mail with return receipt requested.

In the event of second or subsequent call, said call must be published after the date in which the meeting should have been held, pursuant to first or subsequent call, as may be the case, and with, at least, 15 (fifteen) calendar days anticipation to the new date for the Meeting, and the new call shall be sent to each partner in the terms mentioned above.

II. When the totality of the partnership interests that represent the capital stock are represented, no call shall be necessary, neither shall it be required in the event a Meeting is postponed for any reason, to be continued at a different date and hour. In any one of these two cases, the circumstances relating thereto shall be set forth in the minutes.

III. All partners shall have the right to participate in the decisions of the meetings, with the voting limitations that these By-Laws set forth, they shall have one vote for every N$100 of participation and may be represented by proxy with a general or a special power of attorney, a proxy signed by the partner shall be sufficient, in the latter case.

IV. In order to be admitted to a Meeting, the partners must appear registered as such in the Special Partnership Book maintained by the Company pursuant to that set forth in the article 73 of the General Law of Commercial Companies.

V. The Meeting shall be presided by the Chairman of the Board of Directors and, in his absence, by one of the Directors present and in the absence of any of the latter, by the person appointed by the Meeting. The Secretary of the Board shall act as Secretary for the meeting and in his absence, the Assistant Secretary, and in the absence of both, the person appointed by the president.

VI. Before the Meeting, the person presiding the same shall appoint one or more tellers, who shall certify the amount of the capital represented and prepare the list of attendance setting forth therein the amount of capital stock that each partner represents.

VII. After certifying that a quorum is present, the person presiding the meeting shall declare the Meeting convened and shall proceed with the Agenda.

VIII. The Secretary shall prepare minutes of each Meeting and the file thereof. Such file shall contain:

a) A copy of the Federal Official Gazette and of the newspaper or newspapers where the call was published, if such was the case;

b) The list of attendance of partners;

c) If such is the case, the proxies or extracts certified by the Secretary or by the Teller, of the documents evidencing the right to vote of the person attending;

d) A copy of the minutes of the Meeting;

e) The opinions and reports of the Examiner; and,

f) All other documents reviewed during the Meeting, which the Secretary may consider necessary.

IX. If, for any reason, a duly convened Meeting is not held, a minute shall also be prepared, describing such circumstances and the reasons and a file must be prepared in accordance with subparagraph VIII above.

X. Resolutions adopted in terms of the provisions of these By-Laws, are obligatory for all partners, even those absent or dissenting; such resolutions shall be final and without recourse, and in view thereof, the Board of Directors shall perform all such acts as may be necessary in order to enforce said resolutions.

                                  CHAPTER SIXTH
                   THE PROFITS AND LOSSES AND THE RESERVE FUND
                                   SEVENTEENTH

At the end of each fiscal year the General Balance shall be prepared and a report of the financial condition of the Company that should contain at least the points listed in paragraphs A) to G) and those set forth in article 172 of the General Law of Commercial Companies, including the Examiner's report, regarding the veracity, sufficiency and reasonableness of the information presented by the Board of Directors to the Partnership Meeting.

From the net profits, after the financial statements and the income statement have been approved by the Partners' Meeting, the following distribution shall be made:

a) At least 5% (five percent) shall be applied to the legal reserve fund, in accordance with the provisions of article 20 of the General Law of Commercial Companies;

b) Any other amount to be applied to any fund approved at a Partners' Meeting by the unanimous vote of 100% (one hundred percent) of the capital of the Company; and

c)    The remaining profits shall be applied as follows:

      A. The first four periods of the Company shall be as follows: First Period (18 months) beginning June 1, 1993 to December 31, 1994; Second Period (12 months) from January 1, 1995 to January 31, 1995; Third Period (12 months) from January 1, 1996 to January 31, 1996, and Fourth Period (six months) from January 1, 1997 to June 30, 1997 (the "Specified Years"). For each of the Specified Years the Adjusted Net Income, as adjusted pursuant to paragraph D hereof, shall be distributed in equal portions among the partners of the Series "A" and the partners of Series "B". Such net income shall either be retained (as capital surplus) or paid to the partners (as a dividend) in accordance with the provisions of these By-Laws. In the event the Company has an Adjusted Net Loss during any of the Specified Dates, such losses shall equally correspond to the partners of the Series "A" and "B".

      B. All Net Income or any Net Loss in periods subsequent to the Specified Years shall be distributed in equal portions among the partners of the Series "A" and the partners of Series "B", and such net income shall either be retained (as capital surplus) or paid to the partners (as a dividend) by the Board of Directors, in accordance with the resolution of the Partners' Meeting.

      C. Adjusted Net Income (Loss) shall be determined annually by external auditors of the company, as promptly as possible following the end of each Specified Year.

      D. As used herein, "Adjusted Net Income" or "Adjusted Net Loss", as applicable for any Specified Year shall mean the net income or net loss of the Company ("Net Income" or "Net Loss", as applicable) for such period determined in accordance with Mexican generally accepted accounting principles (except to the extent of changes required by such accounting principles), except when the partners in a Meeting where the totality of the capital is represented, and by a unanimous vote, resolve otherwise.

d) The dividends declared and not collected by the partners within a period of 5 (five) years shall be credited in favor of the Company.

The books and registries of the Company shall be prepared according to the Mexican general accounting principles ("Mexican GAAP"), and the financial statements prepared according to Mexican GAAP shall be reexpressed according to the general accounting principles of the US ("US GAP"), and shall be as specific as necessary in order to reflect accounting and fiscal variations of the United States of America, if applicable; such books and registries shall reflect the financial position of the Company. Such registries and documents shall be made available to any of the Partners, or the persons appointed by them, at all reasonable time. The Board of Directors shall make available to the Partners' Meeting, for its approval, the audited financial statements, that shall include a balance statement, a report regarding the origin and destiny of the funds and a statement regarding the profits or losses; and shall submit an inform of their content, within three months after the end of the fiscal year.

                                 CHAPTER SEVENTH
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

                                   EIGHTEENTH

The company shall be dissolved in the following cases:

1.    Upon expiration of the term indicated in these By-Laws.

2. For impossibility to perform the corporate purpose of the Company, or for completion of the corporate purpose.

3.    By resolution adopted by the Partner' Meeting.

4.    If there are less than two partners.

5.    For the loss of two thirds of the capital.

6. If any of the partners breaches any of its obligations hereof, and such breach is not cured within 60 days following the date of notice of the other partner.

7. If any of the partners, during a period of 180 days, is incapable of performing its obligations hereunder due to an act of god or force majeure.

8. In the event of liquidation, bankruptcy, concurso or dissolution of the partners, or if 90 days pass by without resolution of a lawsuit against any of the partners by any of its creditors or a third party, requesting liquidation, bankruptcy, concurso or dissolution of the company, or if the partner is incapable of paying its liabilities when due, or if it has generally suspended the payment of its debts, explicitly or implicitly (except those debts contested in court in good faith); or if its liabilities exceed its assets or if its creditors have taken control of its administration; or if any material portion of its liabilities or assets is intervened, expropriated or confiscated in full or in part by a government, in the understanding that the corresponding partner shall have a term of 360 days to resolve the claim, and as long as it provides to the other partner (i) a letter of credit for an amount equal to the greater of: the capital investment of such partner or the book value of its partnership interest at the time when the suit is filed; or (ii) an opinion of a legal advisor satisfactory to both parties, in the form acceptable to the other partners, stating that the legal proceeding in question has no merits.

            a) In the event that the dissolution of the company is requested for any of the reasons mentioned above, except the one provided in item 6, the partners shall negotiate the possibility to transfer each of its partnership interests. If it is not possible to reach an agreement in that respect, they will dissolve and liquidate the company. The termination of its operations will be conducted in the best possible manner. It will not be possible to commence new projects and the partners will make their best efforts to conclude any existing projects before the liquidation takes place.

            b) In the event any of the partners requests dissolution of the company for the cause set forth in item 6. above, the partner not in breach shall have the right to (a) request the other partner to sell its partnership interest in its favor, or in favor of the party appointed by it, at the value determined by the independent appraisers appointed by each of the partners. Each partner shall appoint an appraiser, and each of the appraisers shall appoint a third appraiser. In case the appraisers appointed by the partners are not capable of reaching an agreement regarding the third appraiser, or if any partner fails to make such appointment, the external auditors of the company or the partner not in breach will make such appointment; (c) request the dissolution and liquidation of the company.

            c) In the event any of the partners requests the dissolution of the company for the cause set forth in item 6. above, or if such partner requests the dissolution of the company for the reason set forth in item
      (a) above, the assets of the company shall be offered initially to the partner who did not request the dissolution (upon termination of the company's projects due to its liquidation) and such partner will have the right to purchase any of the assets of the company at the market price, upon notice and offer of payment provided to the company and its liquidators.

            d) Each of the partners shall be responsible to the other partner, and shall indemnify and defend the other partner for any loss, damage or liability in connection with unauthorized or illegal actions of the other partner.

                                   NINETEENTH

Upon dissolution of the corporation, its liquidation shall commence, and one or more liquidators shall be appointed, with each of the partners that represent 25% (twenty five percent) of the capital having, in all cases, the right to appoint one liquidator. The liquidator or liquidators shall liquidate the corporation and distribute the proceeds among the partners, in direct proportion to each partners' participation in the capital of the Company. The liquidators shall have the broadest authority for the liquidation, in accordance with article 242 et seq. of the General Law of Commercial Companies.

                                 CHAPTER EIGHTH
                               GENERAL PROVISIONS

                                    TWENTIETH

The incorporators do not reserve for themselves any special participation in the profits of the corporation.

                                  TWENTY FIRST

In accordance with that provisions of paragraph I of Article 27 of the Political Constitution of the Mexican United States, and article 2 of the Organic Law of Paragraph I of Article 27 of the General Constitution of the Mexican United States, any foreigner who, upon incorporation of the company or at any time thereafter, acquires an interest or participation in the capital of the company, formally obligates himself with the Ministry of Foreign Relations to consider himself as a Mexican national with respect to the partnership interest of the company which he may acquire or own, as well as in connection with the property, rights, concessions, participations or interest of which the company is a holder, or of the rights and obligations deriving from the contracts to which the company and the Mexican government are a party, and therefore he agrees not to invoke the protection of his government, under the penalty, upon failure to comply with said agreement, of losing such interest or participation to the benefit of the Mexican Nation.

                                  TWENTY SECOND

The Company and the partners shall indemnify and release at their expense the Directors, Examiners, Officers, external auditors and corporate attorneys of the personal liabilities incurred by them in the discharge of their duties, provided that such liability does not derive from fault or negligence imputable to the person involved.

                                  TWENTY THIRD

In all matters not specifically provided for in these By-Laws, the General Law of Commercial Companies shall apply.

For any controversy arising from the interpretation or compliance of these By-Laws or from its future amendments, including furthermore all those involving the Company, the partners, Directors and Inspectors, it is agreed to submit it to arbitration decision and resolution, pursuant to the terms indicated below.

In case any of the provisions contained in the by-laws is null, illegal or unenforceable for any reason whatsoever, such nullity, illegality or unenforceability shall not affect the other terms of the by-laws, which shall remain valid and effective as if the unenforceable term did not from part of the by-laws. In case such invalidation materially affects any of the rights of the partners, the partners shall negotiate and try to reach an agreement to resolve such situation. If it is not possible to reach an agreement, the affected party may request the dissolution of the company, prior written notice, in terms of article eighteenth hereof.

The arbitration shall be governed by the Regulations for Conciliation and Arbitration of the International Chamber of Commerce (CCI), and the term for the arbitration procedures shall be of 90 (ninety) business days, counted from the date on which the arbitrators, having accepted their appointments, initiate the arbitration proceeding.

There shall be three arbitrators, one appointed by each of the parties and the third shall be appointed by the two arbitrators elected by the parties. If one of the parties does not appoint his arbitrator within 30 (thirty) days following the date on which the notice in which the other party requested arbitration, is serviced, or if the arbitrators, within 30 (thirty) days following their appointment, do not appoint the third arbitrator, or if the latter does not accept his appointment, then the Arbitration Court of the CCI shall appoint the arbitrator who was not appointed by the failing party, or shall appoint the third arbitrator, as the case may be, in accordance with said Regulations.

The place of arbitration shall be in Toronto, Canada; therefore, for all the purposes of the arbitration -and of the legal jurisdiction, in its case- the parties expressly waive to the jurisdiction that may correspond to them by virtue of their present or future domiciles.

The parties will decide in each case if the arbitrational decision shall be in accordance with the law or in amicable settlement. The decision shall be solved in amicable settlement, except otherwise set forth by the laws, or in the absence of agreement among the parties.

In all the cases of resolution in accordance with the law, the resolution shall be based on the laws of the Mexican United States.

The proceeding shall be conducted in accordance with procedural law of the place of arbitration and, in absence thereof or in lack of procedural provisions, the Regulations of the ICC shall be applied.

The language of the arbitration shall be English.

The award or arbitrational decision shall be final and binding for the parties, and therefore the latter not subject to appeal.

In the event the losing party in the arbitration does not voluntarily comply with the award within 15 (fifteen) calendar days following the date on which the award was notified, the other party may request its enforcement before any competent court.

                                  TWENTY FOURTH

Each of the partners is the beneficial owner of its respective brands, trademarks, logos and names, in the understanding that each of the parties may grant a license in favor of the company for their use, in order to promote its commercial opportunities. For such purposes, and in case the company is dissolved for any reason whatsoever, suspends its operations or enters into a liquidation proceeding, or a change of law or interpretation that adversely affects in a material way the rights and obligations of any of the partners in connection with its intellectual property rights takes place, the trademark, name and logo corresponding to each of the partners shall be removed as soon as possible, but in any case within three months following the respective notice, from all of the company's documentation, and their use will be strictly prohibited thereon. In the event the company continues to use the name of the corresponding partner, the company shall be dissolved and liquidated according to the by-laws."